                                                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER


                           DATED AS OF MAY 24, 2000


                                     AMONG


                               WELCH ALLYN, INC.


                      WELCH ALLYN ACQUISITION CORPORATION


                                      AND


                            PROTOCOL SYSTEMS, INC.

                               TABLE OF CONTENTS


ARTICLE I DEFINITIONS AND CONSTRUCTION.....................................   2
     1.1    Certain Definitions............................................   2
     1.2    Terms Generally................................................   5

ARTICLE II THE OFFER AND RELATED MATTERS...................................   6
     2.1    The Offer......................................................   6
     2.2    Company Action.................................................   8

ARTICLE III THE MERGER AND RELATED MATTERS.................................   9
     3.1    The Merger.....................................................   9
     3.2    Closing........................................................  10
     3.3    Conversion of Securities.......................................  10
     3.4    Stock Options..................................................  11
     3.5    Dissenting Shares..............................................  12
     3.6    Surrender of Shares; Stock Transfer Books......................  12

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................  14
     4.1    Organization and Qualification.................................  14
     4.2    Authorization and Validity of Agreement........................  14
     4.3    Capitalization.................................................  15
     4.4    Reports and Financial Statements...............................  15
     4.5    No Approvals or Notices Required; No
              Conflict with Instruments....................................  16
     4.6    Absence of Certain Changes or Events...........................  17
     4.7    Information Supplied...........................................  18
     4.8    Legal Proceedings..............................................  19
     4.9    Compliance with Applicable Laws; Environmental Matters.........  19
     4.10   Brokers or Finders.............................................  20
     4.11   Tax Matters....................................................  20
     4.12   Employee Matters...............................................  23
     4.13   Real Property..................................................  27
     4.14   Intellectual Property..........................................  27
     4.15   Certain Agreements.............................................  28
     4.16   Insurance......................................................  29
     4.17   No Investment Company..........................................  29
     4.18   Fairness Opinion...............................................  29
     4.19   Recommendation of the Company Board............................  29
     4.20   Vote Required..................................................  29
     4.21   State Takeover Statutes........................................  29
     4.22   Rights Agreement...............................................  30
     4.23   Equipment......................................................  30
     4.24   Customers and Suppliers........................................  30

                                      -i-
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ARTICLE V REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB...................................................  30
     5.1    Organization and Qualification.................................  30
     5.2    Authorization and Validity of Agreement........................  31
     5.3    No Prior Activities of Merger Sub..............................  31
     5.4    Information Supplied...........................................  31
     5.5    Brokers........................................................  32
     5.6    Financing......................................................  32

ARTICLE VI COVENANTS AND AGREEMENTS........................................  32
     6.1    Shareholders Meeting...........................................  32
     6.2    Access to Information Concerning Properties and Records........  33
     6.3    Confidentiality................................................  33
     6.4    Public Announcements...........................................  33
     6.5    Conduct of the Company's Business..............................  33
     6.6    No Solicitation................................................  36
     6.7    Reasonable Efforts.............................................  37
     6.8    Certain Litigation.............................................  38
     6.9    Indemnification of Directors and Officers......................  39
     6.10   Directors......................................................  40
     6.11   Stock Options..................................................  40
     6.12   Employee Matters...............................................  41

ARTICLE VII CONDITIONS TO THE MERGER.......................................  42
     7.1    Conditions to the Merger.......................................  42

ARTICLE VIII TERMINATION...................................................  42
     8.1    Termination and Abandonment....................................  42
     8.2    Effects of Termination; Expenses...............................  44

ARTICLE IX MISCELLANEOUS...................................................  45
     9.1    Survival of Representations, Warranties,
              Covenants and Agreements.....................................  45
     9.2    Notices........................................................  46
     9.3    Entire Agreement...............................................  47
     9.4    Assignment; Binding Effect; Benefit............................  47
     9.5    Amendment......................................................  47
     9.6    Extension; Waiver..............................................  47
     9.7    Headings.......................................................  48
     9.8    Counterparts...................................................  48
     9.9    Applicable Law; Jurisdiction...................................  48
     9.10   Waiver of Jury Trial...........................................  48
     9.11   No Remedy in Certain Circumstances.............................  48
     9.12   Severability...................................................  48
     9.13   Disclosure Schedule............................................  48

                                     -ii-
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     9.14   Enforcement....................................................  49

                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of this 24th day of May, 2000, by and among Welch Allyn, Inc., a New York corporation ("Parent"), Welch Allyn Acquisition Corporation, an Oregon corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Protocol Systems, Inc., an Oregon corporation (the "Company").

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective shareholders for Parent, through Merger Sub, to acquire the Company upon the terms and subject to the conditions set forth herein; and

     WHEREAS, in furtherance of such acquisition, it is proposed that Merger Sub shall make a cash tender offer (the "Offer") to acquire all the issued and outstanding shares of Common Stock, par value $.01 per share, of the Company and the associated Rights ("Company Common Stock"; shares of Company Common Stock being hereinafter collectively referred to as the "Shares"), at a purchase price of $16.00 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount") net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of this Agreement and the Offer; and

     WHEREAS, the Board of Directors of Parent and Merger Sub have approved the making of the Offer and the transactions related thereto; and

     WHEREAS, the Board of Directors of the Company (the "Board") has approved the making of the Offer, has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to and in the best interest of the holders of the Company Common Stock and resolved and agreed, subject to the terms and conditions contained herein, to recommend that holders of Shares tender their Shares pursuant to the Offer; and

     WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company in accordance with the Oregon Business Corporation Act following the consummation of the Offer and upon the terms and subject to the conditions set forth herein; and

     WHEREAS, pursuant to the Merger, all Shares that remain outstanding after the expiration of the Offer will be converted into and exchangeable for an amount equal to the Per Share Amount.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

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                                   ARTICLE I

                         DEFINITIONS AND CONSTRUCTION


     1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

     An "Affiliate" of any Person shall mean any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. A Person shall be deemed to "control," be "controlled by" or be "under common control with" any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or partnership interests, by contract or otherwise.

     "Agreement" shall mean this Agreement and Plan of Merger, including all Exhibits and Schedules hereto.

     "Alternative Proposal" shall mean any proposal, other than as contemplated by this Agreement or otherwise proposed by Parent or its Affiliates, for (A) a merger, consolidation, share exchange, reorganization, other business combination, recapitalization or similar transaction involving the Company, (B) the acquisition, directly or indirectly, of an equity interest representing greater than 20% of the voting securities of the Company, (C) the acquisition of a substantial portion of any of the assets of the Company, or (D) any transaction the effect of which would be reasonably likely to prohibit, restrict or delay the consummation of the Offer or the Merger or any of the other transactions contemplated by this Agreement.

     "Closing" shall mean the consummation of the Merger.

     "Closing Date" shall mean the date on which the Closing occurs pursuant to
Section 3.2.

     "Code" shall mean the Internal Revenue Code of 1986, as amended

     "Commission" shall mean the Securities and Exchange Commission and the staff of the Securities and Exchange Commission.

     "Company Common Stock" shall have the meaning specified in the preamble hereto.

     "Company Disclosure Schedule" shall mean the disclosure schedule, dated as of the date of this Agreement, delivered by the Company to Parent.

     "Company Stock Plans" shall mean the following: (i) the Company's 1993 Stock Option Plan for Nonemployee Directors; (ii) the Company's 1994 Employee Stock Purchase Plan; (iii) the Company's 1987 Stock Incentive Plan; (iv) the Company's 1992 Stock Incentive Plan; and (v) the Company's 1998 Stock Incentive Plan.

     "Control" (including the terms "controlling," "controlled by" and "under common control with") shall have the meaning given to such term in Rule 405 under the Securities Act.

     "Effective Time" shall mean the time when the Merger of Merger Sub with and into the Company becomes effective under applicable law as provided in Section 3.1.1.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, and the rules and regulations thereunder.

     "GAAP" shall mean generally accepted accounting principles as accepted by the accounting profession in the United States as in effect from time to time.

     "Governmental Entity" shall mean any agency, bureau, commission, court, department, officer, political subdivision, or other instrumentality of any nation or government, any region, state, or other political subdivision thereof whether federal, state, county or local, domestic or foreign, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any federal, state, foreign or local government, and any Person owned or controlled through stock or capital ownership or otherwise by any of the foregoing.

     "Hart-Scott Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder.

     "Indebtedness" shall mean, with respect to any Person, without duplication (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (i) every liability of such Person (excluding intercompany accounts between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company)
(A) for borrowed money, (B) evidenced by notes, bonds, debentures or other similar instruments (whether or not negotiable), (C) for reimbursement of amounts drawn under letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (D) issued or assumed as the deferred purchase price of property or services (excluding contingent payment obligations and accounts payable) and (E) relating to a capitalized lease obligation and all debt attributable to sale/leaseback transactions of such Person; and (ii) every liability of others of the kind described in the preceding clause (i) which such Person has guaranteed or which is otherwise its legal liability, in either case to the extent required pursuant to GAAP to be set forth as a liability on a balance sheet of such Person.

     "Injunction" shall mean any permanent or preliminary injunction or restraining order or decree or other similar order or decree issued or entered by any court or Governmental Entity.

     "Lien" shall mean any lien (statutory or other), security interest, mortgage, pledge, hypothecation, charge, claim, option, assignment, encumbrance or other restriction.

     "Material Adverse Effect" on any Person shall mean any adverse change or effect (i) that is materially adverse to the business, assets, result of operations or financial condition of such Person;

provided that with respect to the Company the term Material Adverse Effect shall not include (A) any change, effect, event or legal claim that relates to or primarily results from the announcement or other disclosure relating to the transactions contemplated by this Agreement (including delays or cancellations of orders for the Company's products), or (B) any effects of changes in general economic conditions, or conditions affecting the Company's industry generally, or (ii) that materially and adversely affects the ability of such Person to perform its obligations under this Agreement.

     "Merger" shall have the meaning specified in the preamble hereto.

     "OBCA" shall mean the Oregon Business Corporation Act.

     "Person" shall mean an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, or joint venture or a government, agency, political subdivision, or instrumentality thereof.

     "Proxy Statement" shall mean the proxy statement, as amended and supplemented, to be sent to the shareholders of the Company in connection with the Shareholders Meeting (as defined in Section 6.1).

     "Rights" shall mean the rights issued under the Rights Agreement.

     "Rights Agreement" shall mean the Rights Agreement, dated March 20, 1992, between the Company and the Rights Agent, as amended through the date hereof.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Subsidiary," when used with respect to any Person, shall mean any corporation or other organization, whether incorporated or unincorporated, of which such Person or any other Subsidiary of such Person is a general partner or at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

     "Superior Proposal" shall mean any Alternative Proposal to acquire, directly or indirectly, all or substantially all of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and that a majority of disinterested members of the Company Board concludes in good faith, after consultation with its outside legal counsel and financial advisor and taking into account all the terms and conditions of the Alternative Proposal (including the ability of the Person making the Alternative Proposal to consummate the same), is more favorable to the Company's shareholders than the Offer and the Merger.

     "Surviving Entity" shall mean the Company as the surviving entity in the Merger as provided in Section 3.1.1.

     "Tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include but not be limited to, all federal, state, foreign and local income, profits, franchise, capital stock, gross receipts, sales, use, employment, withholding, payroll, social security, workers' compensation, utility, severance, production, stamp, gain, unemployment, estimated, real property, personal property, license, environmental (including taxes under Section 59A of the Code), value added alternative or added minimum, ad valorem, transfer, excise and other taxes, duties or assessment of any nature whatsoever, together with all interest, penalties, fees costs and additions imposed that relate in any way to the imposition, assessment or collection of any taxes.

     "Tax Return" means a report, return, declaration, statement relating to Taxes or other information to be supplied to or filed with a Governmental Entity, including any schedule or statement required to be attached thereto, with respect to any Tax, including an information return, claim for refund, amended tax return or declaration of estimated Tax.

     "Tender Offer Acceptance Date" shall mean the date on which Merger Sub shall have accepted for payment all Shares validly tendered and not withdrawn pursuant to the expiration date with respect to the Offer.

     "Treasury Regulations" shall mean the treasury regulations promulgated under the Code by the United States Department of Treasury.

     1.2 Terms Generally. The definitions set forth or referenced in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "herein", "hereof" and "hereunder" and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. As used herein, the term "to the Company's knowledge" or any similar term relating to the knowledge of the Company means the actual knowledge upon due inquiry of any of the officers (determined in accordance with Rule 16a-1(f) under the Exchange Act as in effect on the date hereof) of the Company. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice shall be deferred until, or may be taken or given on, the next business day. References to the term "business day" shall mean any day which is not a Saturday, Sunday or day on which banks in New York, New York are authorized or required by law to close.


                                  ARTICLE II

                         THE OFFER AND RELATED MATTERS


     2.1  The Offer.

          2.1.1 Provided that this Agreement shall not have been terminated in accordance with Article VIII, and that none of the events described in the conditions set forth in Annex A shall have occurred and be existing, Parent shall cause Merger Sub to commence, and Merger Sub shall commence (within the meaning of the applicable rules and regulations of the Commission), the Offer at the Per Share Amount as promptly as reasonably practicable after the date hereof, but in no event later than ten business days after the date of this Agreement. The Offer will be made pursuant to an Offer to Purchase and related Letter of Transmittal containing the terms and conditions set forth in this Agreement. The initial expiration date of the Offer shall be the twentieth business day from and after the date the Offer is commenced (as determined pursuant to Rule 14d-2 promulgated under the Exchange Act) (the "Initial Expiration Date"), unless this Agreement is terminated in accordance with the terms hereof, in which case the Offer (whether or not previously extended in accordance with the terms hereof) shall expire on such date of termination. The obligation of Merger Sub to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to (i) the condition that at least the number of Shares that, when combined with the Shares already owned by Parent and its direct or indirect Subsidiaries, constitute a majority of the then outstanding Shares on a fully diluted basis, including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights (other than the Rights (as defined in the Rights Agreement)) shall have been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition") and (ii) the satisfaction or waiver of the other conditions set forth in Annex A hereto.

          2.1.2 Merger Sub expressly reserves the right to waive any condition to the Offer (other than the Minimum Condition), to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that (notwithstanding Section 9.5) no change may be made which (A) decreases the price per Share payable in the Offer, (B) reduces the maximum number of Shares to be purchased in the Offer, (C) imposes conditions to the Offer in addition to those set forth in Annex A, (D) amends or changes the terms and conditions of the Offer in any manner adverse to the holders of Shares (other than Parent and its Subsidiaries), (E) changes or waives the Minimum Condition, (F) changes the form of consideration payable in the Offer or (G) except as provided below or required by any rule, regulation, interpretation or position of the Commission applicable to the Offer, changes the expiration date of the Offer. Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, (A) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions set forth in Annex A (the "Offer Conditions") shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission applicable to the Offer and (C) extend the Offer to provide for a subsequent offering period pursuant to Rule 14d-11 under the Exchange Act for an aggregate period of not more than 20 business days (for all such extensions) beyond the latest expiration date that would otherwise be permitted under clause (A) or (B) of this sentence. In addition, Parent and Merger Sub agree that Merger Sub shall from time to time extend the Offer, if requested by the Company, (A) if at the Initial Expiration Date (or any extended expiration date of the Offer, if applicable), any of the Offer Conditions other than the Minimum Condition shall not have been waived or satisfied, and the Minimum Condition shall have been satisfied, until (taking into account all such extensions) the earlier of the date that is 60 days after the date of commencement of the Offer or such earlier date upon which Parent reasonably determines that any such condition shall not be capable of being satisfied prior to the date that is 60 days after the date of commencement of the Offer; or (B) if at the Initial Expiration Date (or any extended expiration date of the Offer, if applicable), all of the conditions to the Offer other than the Minimum Condition shall have been waived or satisfied and the Minimum Condition shall not have been satisfied, until the earlier of ten (10) business days after such expiration date or the date that is 60 days after the date of commencement of the Offer, provided, however, that, in case of either clause (A) or (B) of this sentence, if this Agreement is terminated in accordance with the terms hereof the Offer (whether or not previously extended in accordance with the terms hereof) shall expire on the date of such termination. Upon the prior satisfaction or waiver of all the conditions to the Offer, and subject to the terms and conditions of this Agreement, Merger Sub will, and Parent will cause Merger Sub to, accept for payment, purchase and pay for, in accordance with the terms of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as reasonably practicable after the expiration of the Offer. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition), Merger Sub shall accept for payment and pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

          2.1.3 As soon as reasonably practicable on the date of commencement of the Offer, Merger Sub shall file with the Commission and disseminate to holders of Shares to the extent required by law a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer and the other Transactions (as hereinafter defined). The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Parent, Merger Sub and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the Commission and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the Commission. Parent and Merger Sub will provide the Company and its counsel with a copy of any written comments or telephonic notification of any verbal comments Parent or Merger Sub may receive from the Commission with respect to the Offer Documents promptly after the receipt thereof and will provide the Company and its counsel with a copy of any written responses and telephonic notification of any verbal response of Parent, Merger Sub or their counsel. In the event that the Offer is terminated or withdrawn by Merger Sub, Parent and Merger Sub shall cause all tendered Shares to be returned to the registered holders of the Shares represented by the certificate or certificates surrendered to the Paying Agent.

     2.2  Company Action.

          2.2.1 The Company represents that the Board, at a meeting duly called and held, has unanimously (with one director having recused himself) (A) determined that this Agreement and the transactions contemplated hereby, including, without limitation, each of the Offer and the Merger (the "Transactions"), are fair to and in the best interests of the holders of Shares,
(B) approved and adopted this Agreement and the Transactions, and (C) resolved to recommend, subject to the conditions set forth herein, that the shareholders of the Company accept the Offer and approve and adopt this Agreement and the Transactions (provided, however, that subject to and in accordance with Section 6.6.3, such recommendation may be withdrawn or modified in connection with a Superior Proposal).

          2.2.2 As soon as reasonably practicable on the date of commencement of the Offer, the Company shall file with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9, including an appropriate information statement under Rule 14f-1 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendation of the Board described in Section 2.2.1 (unless such recommendation has been withdrawn or modified in accordance with Section 6.6.3) and shall disseminate the Schedule 14D-9 to the extent required by Rules 14d-9 and 14f-1 promulgated under the Exchange Act and any other applicable federal securities laws. The Company, Parent and Merger Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the Commission and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the Commission. The Company will provide Parent and Merger Sub and their counsel with a copy of any written comments or telephonic notification of any verbal comments the Company may receive from the Commission with respect to the Offer Documents or Schedule 14D-9 promptly after the receipt thereof and will provide Parent and Merger Sub and their counsel with a copy of any written responses and telephonic notification of any verbal response of the Company or its counsel.

          2.2.3 The Company shall promptly furnish Merger Sub with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of the most recent date reasonably practicable, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares as of the most recent date reasonably practicable. The Company shall furnish Merger Sub with such additional information, including, without limitation, updated listings and computer files of shareholders, mailing labels and security position listings, and such other assistance as Parent, Merger Sub or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Merger Sub shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with Article VIII, shall deliver promptly to the Company all copies of such information then in their possession and shall certify in writing to the Company its compliance with this Section 2.2.3.


                                  ARTICLE III

                        THE MERGER AND RELATED MATTERS


     3.1  The Merger.

          3.1.1 Merger; Effective Time. Upon the prior satisfaction or waiver of all the conditions to the Merger, and subject to the terms and conditions of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, merge with and into the Company in accordance with the provisions of the OBCA, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Entity. The Effective Time shall occur upon the filing with the Secretary of State of the State of Oregon of Articles of Merger ("Articles of Merger") executed in accordance with the applicable provisions of the OBCA, or at such later time as may be agreed to by Parent and the Company and specified in the Articles of Merger. Provided that this Agreement has not been terminated pursuant to Article VIII, the parties will cause the Articles of Merger to be filed as soon as practicable after the Closing. At the election of Parent, any direct or indirect wholly owned subsidiary of Parent may be substituted for Merger Sub as a constituent corporation in the Merger, provided that no such substitution shall be made if it would delay or impede the transactions contemplated hereby. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

          3.1.2 Effects of the Merger. The Merger shall have the effect set forth in the OBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity. If, at any time after the Effective Time, the Surviving Entity considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties, or assets of either the Company or Merger Sub, or otherwise to carry out the intent and purposes of this Agreement, the officers and directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of each of the Company and Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Company and Merger Sub, all such other actions and things as the Board of Directors of the Surviving Entity may determine to be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out the intent and purposes of this Agreement.

          3.1.3 Articles of Incorporation and Bylaws of Surviving Entity. At the Effective Time, the Company's Amended and Restated Articles of Incorporation ("Company Charter") shall be amended to be identical to the Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time, except that Article I thereof shall read as follows: "The name of the corporation is: Welch Allyn Protocol, Inc." Such Company Charter as so amended shall be the Articles of Incorporation of the Surviving Entity until thereafter duly amended in accordance with the terms thereof and the OBCA. At the Effective Time, the Company's Amended and Restated Bylaws ("Company Bylaws") shall be amended to be identical to the bylaws of Merger Sub in effect immediately prior to the Effective Time and, in such amended form, shall be the bylaws of the Surviving Entity until thereafter duly amended in accordance with the terms thereof, the terms of the Articles of Incorporation of the Surviving Entity and the OBCA.

          3.1.4 Directors and Officers of Surviving Entity. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity, and all such directors will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Entity, or as otherwise provided by applicable law. At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity, and all such officers will hold office until their respective successors are duly appointed and qualify in the manner provided in the Bylaws of the Surviving Entity, or as otherwise provided by applicable law.

     3.2 Closing. The Closing shall take place (i) at 10:00 a.m. (local time) at the offices of Bond, Schoeneck & King, LLP, One Lincoln Center, Syracuse, New York 13202, on the first business day following the date on which the last of the conditions set forth in Article VII (other than the filing of the Certificate of Merger and other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or, if permissible, waived, or (ii) on such other date and at such other time or place as is mutually agreed by Parent and the Company.

     3.3 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the Shares:

          3.3.1 Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 3.3.2 and any Dissenting Shares (as hereinafter defined), if any) shall be cancelled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount in cash (the "Merger Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 3.6, of the certificate that formerly evidenced such Share;

          3.3.2 Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

          3.3.3 Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Entity.

     3.4 Stock Options. At the Effective Time, each unexpired and unexercised outstanding option, whether or not then vested or exercisable in accordance with its terms, to purchase shares of Company Common Stock (the "Options") previously granted by the Company or its Subsidiaries under any Company Stock Plan or otherwise shall be automatically converted into the right to receive from the Surviving Entity, at the Effective Time, cash in an amount equal to the product of (i) the Merger Consideration minus the exercise price per share under such Option (or, in the case of options outstanding under the Employee Stock Purchase Plan, the Per Share Amount), times (ii) the number of shares of Common Stock which may be purchased upon exercise of such Option (whether or not then exercisable or vested), less any required withholding, and thereupon each Option shall terminate and each holder thereof shall have no further rights to any Company Common Stock. Prior to the Effective Time, the Company will take all action necessary to (A) shorten the offering period under the Company's Employee Stock Purchase Plan (the "ESPP") in which the Effective Time occurs so that such offering period terminates on the day prior to the Effective Time, and (B) terminate the ESPP effective as of the Effective Time. Prior to or at the Effective Time, the Company will adopt such resolutions or take such actions as are necessary, including, without limitation, to the extent necessary, obtaining consents of holders of the Options, to carry out the terms of this Section 3.4. In no event will any Options be exercisable after the Effective Time, except to receive cash as provided in this Section.

     3.5  Dissenting Shares.

          3.5.1 Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing payment for such Shares in accordance with Sections 60.551 to 60.594 of the OBCA (insofar as such Section is applicable to the Merger and provides for dissenters rights with respect to it) (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders shall be entitled to receive payment for such Shares held by them in accordance with the provisions of Sections 60.551 to 60.594 of the OBCA (insofar as such Section is applicable to the Merger and provides for dissenters rights with respect to it), except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights dissent under the OBCA shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.6, of the certificate or certificates that formerly evidenced such Shares.

          3.5.2 The Company shall give Parent (i) prompt notice of any demands for payment received by the Company, withdrawals of such demands, and any other instruments served pursuant to Sections 60.551 to 60.594 of the OBCA in respect of Dissenting Shares and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the OBCA. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

          3.5.3 The right of any shareholder to receive the Merger Consideration shall be subject to and reduced by the amount of any required tax withholding obligation.

          3.5.4 The Company hereby represents that, so long as the Company Common Stock is quoted on the Nasdaq National Market System, none of its shareholders shall be entitled to dissenters rights under the applicable sections of the OBCA with respect to the Merger.

     3.6  Surrender of Shares; Stock Transfer Books.

          3.6.1 Prior to the Effective Time, Merger Sub shall designate a bank or trust company reasonably satisfactory to the Company to act as agent (the "Paying Agent") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to
Section 3.3.1. Immediately prior to the Effective Time, Parent shall cause Merger Sub to have sufficient funds to deposit, and shall cause Merger Sub to deposit in trust with the Paying Agent, cash in the aggregate amount equal to the product of (i) the number of shares outstanding immediately prior to the Effective Time (other than Shares owned by Parent or Merger Sub and Shares as to which dissenters' rights have been exercised as of the Effective Time, if any) and (ii) the Per Share Amount plus the amount payable to the holders of the Options pursuant to Section 3.4 hereof.

          3.6.2 Promptly after the Effective Time, Parent shall cause the Surviving Entity to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
Section 3.6.1 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Entity that such taxes either have been paid or are not applicable. The Surviving Entity shall pay all charges and expenses, including those of the Paying Agent, in connection with the distribution of the Merger Consideration. Until surrendered as contemplated by this Section 3.6, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.3.

          3.6.3 At any time following the sixth month after the Effective Time, the Surviving Entity shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to
it) and, thereafter, such holders shall be entitled to look to the Surviving Entity (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Entity nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

          3.6.4 At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and, thereafter, there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

          3.6.5 The Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock or the Options pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law.


                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY


     Except as set forth in the Company Disclosure Schedule or the Company SEC Reports, the Company hereby represents and warrants to Parent and Merger Sub as follows:

     4.1 Organization and Qualification. Each of the Company and each of its Subsidiaries (i) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, (ii) has requisite corporate power and authority to carry on its business as it is now being conducted, and (iii) is duly qualified or licensed to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed is not reasonably likely to have a Material Adverse Effect on the Company. Section 4.1 of the Company Disclosure Schedule sets forth a complete and accurate list of each of the Company's Subsidiaries and reflects the percentage and nature of the Company's ownership of each such Subsidiary and the jurisdiction of its organization. The Company has made available to Parent true and complete copies of the Company Charter and Company Bylaws, and the certificate of incorporation and bylaws (or other comparable organizational documents) of each Subsidiary, in each case as in effect on the date hereof. All the outstanding shares of capital stock of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary free and clear of all Liens. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

     4.2 Authorization and Validity of Agreement. The Company has full corporate power and authority to enter into this Agreement and, subject to obtaining the approval of its shareholders specified in Section 4.20, to perform its obligations hereunder and consummate the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger have been duly and validly authorized by the Company Board and by all other necessary corporate action on the part of the Company, subject to the approval of the Company's shareholders specified in the previous sentence. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by Parent and Merger Sub, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

     4.3 Capitalization. The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of the date hereof, (i) 8,190,297 shares of Company Common Stock were issued and outstanding and no shares were issued and held by the Company in its treasury or by Subsidiaries of the Company and (ii) no shares of Company Preferred Stock were issued and outstanding or were issued and held by the Company in its treasury or by Subsidiaries of the Company. All issued and outstanding shares of Company Common Stock have been validly issued and are fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. There are no issued or outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries which have the right to vote (or which are convertible into other securities having the right to vote) on any matters on which shareholders may vote ("Voting Debt"). Section 4.3 of the Company Disclosure Schedule describes all outstanding or authorized subscriptions, options, warrants, calls, rights (other than the Rights), commitments or any other agreements of any character to or by which the Company or any of its Subsidiaries is a party or is bound which, directly or indirectly, obligate the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold any additional shares of Company Common Stock or any other capital stock, equity interest or Voting Debt of the Company or any Subsidiary of the Company, any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such shares, interests or Voting Debt, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such subscription, option, warrant, call or right (other than pursuant to the Rights Agreement) (collectively, "Convertible Securities"). Neither the Company nor any Subsidiary thereof is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. All shares of capital stock or other equity interests in each Subsidiary of the Company are owned free and clear of any Lien, and the shares of capital stock of each corporate Subsidiary of the Company are validly issued, fully paid and non-assessable.

     4.4  Reports and Financial Statements.

          4.4.1 The Company has filed all forms, reports and documents, including all Reports on Form 10-K, Form 10-Q and Form 8-K, registration statements and proxy statements required to be filed with the Commission since January 1, 1997 through the date hereof (collectively, the "Company SEC Reports"). None of the Company SEC Reports, as of their respective dates, and if amended, as of the date of the last such amendment, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and the other related financial statements (including the related notes) included in the Company SEC Reports present fairly, in all material respects, the results of operations and the changes in financial position of the Company and its Subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments. All of the Company SEC Reports, as of their respective dates, complied as to form in all material respects with the requirements of the Exchange Act, the Securities Act and the applicable rules and regulations thereunder.

          4.4.2 Except as and to the extent set forth in the Company SEC Reports or in any Section of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), except for liabilities or obligations incurred (i) in the ordinary course of business consistent with past practice since March 31, 2000, that would not, individually or in the aggregate, have a Material Adverse Effect on the Company, or (ii) in connection with the potential sale of the Company or the transactions contemplated by this Agreement.

     4.5 No Approvals or Notices Required; No Conflict with Instruments. The execution and delivery by the Company of this Agreement do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Offer and Merger will not:

          4.5.1 assuming approval by the Company's shareholders as contemplated by Section 4.20, conflict with or violate the Company Charter or Company Bylaws or the charter or bylaws (or comparable organizational documents) of any Subsidiary of the Company;

          4.5.2 require any consent, approval, order or authorization of or other action by any Governmental Entity (a "Governmental Consent") or any registration, qualification, declaration or filing with or notice to any Governmental Entity (a "Governmental Filing"), except for (A) the filing of the Articles of Merger with the Corporation Commission of the State of Oregon and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (B) the Governmental Filings required to be made pursuant to the pre-merger notification requirements of the Hart-Scott Act,
(C) the filing with the Commission of (1) the Schedule 14D-9 and the Proxy Statement and (2) such reports under Section 13(a), 13(d), 14(c), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby, and (D) such other Governmental Consents and Government Filings the absence or omission of which would not, either individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company.

          4.5.3 except as set forth on Section 4.5 of the Company Disclosure Schedule, require, on the part of the Company or any Subsidiary of the Company, any consent by or approval or authorization of (a "Contract Consent") or notice to (a "Contract Notice") any other Person (other than a Governmental Entity), under any Contract (as defined below), except for such Contract Consents and Contract Notices the absence or omission of which would not, either individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company;

          4.5.4 assuming that the Contract Consents and Contract Notices described on Section 4.5 of the Company Disclosure Schedule are obtained and given, conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, suspension, modification or acceleration of any obligation or any increase in any payment required by, or the impairment, loss or forfeiture of any material benefit, rights or privileges under, or the creation of a Lien or other encumbrance on any assets pursuant to (any such conflict, violation, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), any "Contract" (which term shall mean and include any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract or other agreement or obligation to which the Company or any Subsidiary of the Company is a party, by which the Company, any Subsidiary of the Company or any of their respective assets or properties is bound), except for such Violations which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company; or

          4.5.5 assuming that the Governmental Consents and Governmental Filings specified in Section 4.5.2 are obtained, made and given, result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary of the Company or by which any of their respective properties or assets are bound, except for such Violations which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. As used herein, the term "Governmental Entity" means and includes any court, arbitrators, administrative, regulatory or other governmental department, agency, commission, authority or instrumentality, domestic or foreign.

     4.6 Absence of Certain Changes or Events. Except as contemplated by this Agreement or otherwise disclosed in the Company SEC Reports filed with the Commission prior to the date hereof or as set forth on Section 4.6 of the Company Disclosure Schedule, since March 31, 2000 through the date of this Agreement, (i) each of the Company and its Subsidiaries has conducted its business in the ordinary course consistent with recent past practice; and (ii) there has not occurred or arisen any event, condition or occurrence affecting the Company or its Subsidiaries that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company, nor has there been:

          4.6.1 any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any repurchase for value by the Company of any of its capital stock;

          4.6.2 any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock;

          4.6.3 (1) any granting by the Company or any of its Subsidiaries to any director or officer of the Company or any Subsidiary of any increase in compensation, except in the ordinary course of business consistent with prior practice, (2) any granting by the Company or any of its Subsidiaries to any such director or officer of any increase in severance or termination pay, except as was required under any employment, consulting, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Reports, or (3) any entry by the Company or any of its Subsidiaries into, or any amendment of, any employment, consulting, deferred compensation, indemnification, severance or termination agreement with any such director or officer;

          4.6.4 any change in accounting methods, principles or practices by the Company or any of its Subsidiaries affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

          4.6.5 any material elections with respect to Taxes by the Company or any of its Subsidiaries or settlement or compromise by the Company or any of its Subsidiaries of any material tax liability or refund;

          4.6.6 (1) any acquisition by the Company or any of its Subsidiaries by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other method, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (2) any acquisition by the Company or any of its Subsidiaries of any assets (other than inventory) that are material, individually or in the aggregate, to the Company and its Subsidiaries;

          4.6.7 any sale, lease, license, encumbrance or other disposition of assets of the Company or any of its Subsidiaries in excess of $200,000 in the aggregate, other than sales of products to customers and immaterial dispositions of personal property and other than any encumbrance created in connection with financing the purchase of equipment and other property, in each case in the ordinary course of business consistent with past practice;

          4.6.8 any incurrence of capital expenditures by the Company or any of its Subsidiaries in excess of $100,000 individually, or in excess of $300,000 in the aggregate; or

          4.6.9 any transaction, contract, arrangement or agreement (other than employment or compensation contracts, arrangements or agreements disclosed in the Company Disclosure Schedule) between the Company or any of its Subsidiaries, on the one hand and any of their respective shareholders, officers, directors or affiliates on the other hand.

     4.7 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in any documents filed or to be filed with the Commission or any other Governmental Entity in connection with the transactions contemplated hereby, including (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement"), and (iv) the Proxy Statement, will, at the respective times such documents are filed, and also in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are first published, sent or given to the Company's shareholders, and also, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (or necessary to correct any statement in any earlier communication), except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference therein. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and will comply in all respects with the applicable requirements of the OBCA.

     4.8 Legal Proceedings. There is no (i) suit, action or proceeding pending of which the Company or any of its Subsidiaries has received notice or, to the knowledge of the Company, any investigation pending or any suit, action, proceeding or investigation threatened, against, involving or affecting the Company, any Subsidiary of the Company or any of its or their properties or rights, which, if adversely determined, is, reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company; (ii) judgment, order, decree, Injunction or order of any Governmental Entity entered against and binding on the Company or any Subsidiary of the Company of which the Company has received notice, which is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company;
(iii) suit, action or proceeding pending of which the Company has received notice or, to the knowledge of the Company, any investigation pending or any suit, action, proceeding or investigation threatened, against the Company or any Subsidiary of the Company which seeks to restrain, enjoin or delay the consummation of the Merger, the Offer or any of the other transactions contemplated hereby or which seeks damages in connection therewith; and (iv) Injunction of any type referred to in Section 7.1.3 of which the Company has received notice which has been entered or issued and is in effect.

     4.9 Compliance with Applicable Laws; Environmental Matters. The Company and its Subsidiaries hold all permits, licenses, certificates, variances, exemptions, orders and approvals of Governmental entities required for the ownership of the assets and operation of the businesses of the Company or any of its Subsidiaries as presently conducted, except for the failure to hold any of the foregoing as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company (collectively, the "Permits"). Each of the Company and its Subsidiaries is in compliance with, and has conducted its business so as to comply with, the terms of their respective Permits and with all applicable laws, rules, regulations, ordinances and codes, except where the failure so to comply has not had and, insofar as reasonably can be foreseen by the Company, in the future is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, the Company and its Subsidiaries have duly complied with and have no liabilities or obligations under, and the operation of their respective businesses, equipment and other assets and the facilities owned or leased by them are in compliance with the provisions of all applicable federal, state and local environmental, health and safety laws, statutes, ordinances, rules and regulations of any governmental or a quasi governmental authority relating to (i) emissions, (ii) discharges to surface water or ground water, (iii) solid or liquid waste disposal, (iv) the use, storage, generation, handling, transport, discharge, release or disposal of toxic or hazardous substances or waste, (v) the emission of non-ionizing electromagnetic radiation or ionizing radiation or (vi) other environmental, health or safety matters, including without limitation all matters set forth in federal statutes commonly known as the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Authorization Act of 1986, the Occupational Safety and Health Act, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Emergency Planning Community Right to Know Act, the Clean Air Act, the Federal Insecticide Fungicide and Rodenticide Act, the Oil Pollution Act, and equivalent, similar or related state or local laws (collectively "Environmental and Health Laws"); except, with respect to any of the foregoing, where the failure to be or have been in such compliance would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company. There are no investigations, administrative proceedings, judicial actions, orders, claims or notices that are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to violations of the Environmental and Health Laws alleging liability of the Company or its subsidiaries under any of the Environmental and Health Laws, including but not limited to, claims or potential claim for remediation, toxic torts, corrective action or environmental restoration, except for such matters as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company is aware of no requirements under the Environmental and Health Laws which raise a reasonable concern that the Company or its Subsidiaries will not be able to continue to operate their respective businesses as presently conducted.

     4.10 Brokers or Finders. No agent, broker, investment banker, financial advisor or other Person is or will be entitled, by reason of any agreement, act or statement by the Company or any of its Subsidiaries, directors, officers, employees or Affiliates, to any financial advisory, broker's, finder's or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement, except SG Cowen Securities Corporation ("SG Cowen"). The Company has furnished to Parent a true and complete copy of all agreements between the Company and SG Cowen.

     4.11  Tax Matters.

          4.11.1 Except as set forth on Section 4.11 of the Company Disclosure Schedule, (i) (A) there has been duly filed by or on behalf of the Company and each of its Subsidiaries (and each of their respective predecessors, if any), or
(B) filing extensions (listed on Section 4.11 of the Company Disclosure Schedule) from the appropriate federal, state, foreign and local Governmental Entities have been obtained for the Company and/or each of its Subsidiaries with respect to, all federal, state, foreign and local Tax Returns and reports required to be filed on or prior to the date hereof; (ii) all Tax Returns and extensions referred to in (i) above were complete, true and correct in all material respects; (iii) payment in full or adequate provision for the payment of all Taxes required to be paid in respect of all periods covered by the Tax Returns and extensions referred to in (i) above have been made; (iv) a reserve which the Company reasonably believes to be adequate has been set up for the payment of all Taxes (whether or not shown on any Tax Return or extension) anticipated to be payable in respect of all periods up to and including the Closing Date; (v) none of the Tax Returns referred to in (i) above filed by or on behalf of the Company and each of its Subsidiaries consolidated in such Tax Returns (the "Company Consolidated Returns") as of the date hereof has been examined or settled with any Governmental Entity; (vi) there are no liens for Taxes on the assets of the Company and/or any of its Subsidiaries, except for statutory liens for current Taxes not yet due and payable; (vii) there have been no material claims, disputes or assessments against the Company or any of its Subsidiaries with respect to any claimed or alleged Tax liability (A) asserted in writing by any Governmental Entity or (B) as to which any of the Company's or its Subsidiaries' officers (and employees responsible for Tax matters) have knowledge based upon personal contact with any agent of such entity; (viii) the Company, each of its Subsidiaries and the Company's and its Subsidiaries' respective officers have no reasonable basis to believe that the Company or any of its Subsidiaries, respectively, is subject to any penalty by reason of a violation of any order, rule or regulation of, or a default with respect to any Tax Return or report required to be filed by the Company or any of its Subsidiaries with, a Governmental Entity; and (ix) no material claim has ever been made by a Governmental Entity in a jurisdiction where the Company and/or its Subsidiaries does not file Tax Returns that they are or may be subject to taxation by that jurisdiction.

          4.11.2 Except as set forth on Section 4.11 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is a party to any Tax indemnification, Tax allocation, Tax sharing agreement or similar agreement, or (ii) has been a member of an affiliated group filing a consolidated federal income Tax Return other than an affiliated group the common parent of which was the Company.

          4.11.3 Except as set forth on Section 4.11 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement or offer in compromise pursuant to Sections 7221 or 7122 of the Code, respectively, or any predecessor provision or any similar provision of state, foreign or local law.

          4.11.4 The Company and each of its Subsidiaries has withheld and paid over to the appropriate Governmental Entity all material Taxes required to have been withheld in connection with amounts paid or owing to any employee, director, officer, independent contractor, creditor, stockholder, or other third party for all periods prior to and up to and including the Closing Date.

          4.11.5 No director or officer (or employee responsible for Tax matters) of the Company or any of its Subsidiaries expects any Governmental Entity to assess any additional Taxes for any period for which Tax Returns referred to in Section 4.11.1 above have been filed. Section 4.11 of the Company Disclosure Schedule (i) lists all federal, state, foreign and local income Tax Returns filed with respect to the Company's and any of its Subsidiaries' taxable periods ended on or after January 1, 1990, (ii) indicates those Tax Returns that have been audited, and (iii) indicates those Tax Returns that currently are the subject of audit.

          4.11.6 All material final adjustments made by the Internal Revenue Service with respect to any federal Tax Return of the Company or any of its Subsidiaries have been reported to the relevant state, foreign and/or local Governmental Entities.

          4.11.7 Neither the Company nor any of its Subsidiaries (i) has filed a consent under Section 341(f) of the Code concerning collapsible corporations;
(ii) has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code (S)280G (excess golden parachute payments) except for Options and stock option agreements under which vesting may be accelerated as contemplated by Section 3.4 of this Agreement and the change in control provisions of the employment agreements identified in Section 4.12 of the Company Disclosure Schedule; (iii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (iv) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, foreign or local law), as a transferee or successor, by contract, or otherwise; (v) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; (vi) has agreed to and is required to make any adjustments pursuant to Section 481(a) of the Code by reason of any change in accounting method initiated by the Company or any of its Subsidiaries, and the Internal Revenue Service has not proposed any such adjustment or change in accounting method;
(vii) has in effect any Tax elections for federal income Tax purposes under Sections 108, 168, 441, 471, 1017, 1033 or 4977 of the Code; and (ix) has
constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355(a) of the Code, either
(A) in the two-year period prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Offer or the Merger.

          4.11.8 The Company and its Subsidiaries have disclosed on their federal income Tax Returns (either individually or on a consolidated basis) all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

          4.11.9 The Company and its Subsidiaries have not, and no representative of the Company or any of its Subsidiaries has, granted any power of attorney extending beyond the Closing Date for any taxable period ending after the Closing Date.

          4.11.10 No requests by or relating to the Company or any of its Subsidiaries for rulings or determination letters relating to Taxes are pending with any Governmental Entity.

          4.11.11 No material property of the Company or any of its Subsidiaries is "tax exempt use property" within the meaning of Section 169(h)(1) of the Code or is property used "predominantly outside of the United States" with the meaning of Section 168(g) of the Code.

          4.11.12  Section 4.11 of the Company Disclosure Schedule sets forth
(i) the Company's basis in each Subsidiary and (ii) the foreign countries in which the Company or its Subsidiaries has or has had a permanent establishment, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

          4.11.13 Section 4.11 of the Company Disclosure Schedule sets forth the following information with respect to the Company and each of its Subsidiaries as of the most recent practicable date (i) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign Tax credit, or excess charitable contribution allocable to the Company and/or each of its Subsidiaries; and (ii) the amount of any deferred gain or loss allocable to the Company or any of its Subsidiaries arising out of any Deferred Intercompany Transaction (as defined in Section 1.1502-13 of the Treasury Regulations).

          4.11.14 Neither the Company nor any member of a controlled group (within the meaning of Section 993(a)(3) of the Code) of which the Company is or was a member has participated in, or cooperated with, an international boycott (within the meaning of Section 999 of the Code).

          4.11.15 The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the most recent fiscal month end, exceed the reserve for the Company's Tax liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

     4.12  Employee Matters.

          4.12.1 Section 4.12 of the Company Disclosure Schedule contains a true and complete list of (i) each "employee benefit plan" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations thereunder ("ERISA"); (ii) each bonus, deferred compensation, incentive compensation, stock purchase, restricted stock, stock option, severance or termination pay, voluntary employees beneficiary associations under Code Section 501(c)(9), hospitalization, medical, life, disability or other insurance, supplemental unemployment benefits, vacation, sick pay, accrued leave, salary continuation, profit- sharing, pension or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement, arrangement, commitment, and/or practice (whether or not insured) and (iii) employment, consulting, termination and severance contracts or agreements; for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, contracts, agreements, and/or practices (referred to in (i), (ii) or (iii) above) are in writing or are otherwise exempt from the provisions of ERISA; that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company or by any trade or business, whether or not incorporated ("ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Code Section 414, including any such type of plan established, maintained or contributed to under the laws of any foreign country (individually, a "Company Plan" and collectively, the "Company Plans"). Except as set forth on Section 4.12 of the Company Disclosure Schedule, the Company has heretofore made available to Parent true and complete copies of (i) each Company Plan as in effect as of the date hereof, together with all amendments thereto, and, if the Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding document, (ii) the most recent determination letter issued by the IRS with respect to each Company Plan for which such a letter has been obtained, (iii) annual reports on Form 5500 - series or Form 990 required to be filed with any Governmental Entity for each Company Plan for the three most recent plan years, (iv) all actuarial reports for the last two plan years of each Company Plan, (v) all current summary plan descriptions and summaries of material modifications for each Company Plan, (vi) the most recently prepared financial statements for each Company Plan, and (vii) all contracts and agreements relating to each Company Plan, including, without limitation, service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, recordkeeping agreements and collective bargaining agreements specifically applicable to the Company and/or any ERISA Affiliate.

          4.12.2 No Company Plan is subject to Title IV of ERISA or Section 412 of the Code and neither the Company nor any ERISA Affiliate made, or was required to make, contributions to any employee benefit plan subject to Title IV of ERISA during the five year period ending on the Effective Time. Neither the Company nor any ERISA Affiliate has ever maintained, participated in or been required to contribute to any employee benefit plan which is a "multi-employer plan" (as such term is defined in Section 4001 (a)(3) of ERISA). No Company Plan is a plan described in Section 4063(a) of ERISA.

          4.12.3 There has been no event or circumstance which has resulted in any liability being asserted by any Company Plan, the Pension Benefit Guaranty Corporation ("PBGC") or any other Person or entity under Title IV of ERISA against the Company or any ERISA Affiliate nor, except as would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, is there or has there been any event or circumstance which could reasonably be expected to result in such liability.

          4.12.4 Neither the Company nor any Subsidiary of the Company is a party to or bound by the terms of any collective bargaining agreement. There is no labor strike or labor disturbance pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company, and during the past five years neither the Company nor any Subsidiary of the Company has experienced an actual or threatened employee strike, slowdown, lockout or work stoppage.

          4.12.5 To the Company's knowledge, each Company Plan complies in form in all material respects with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code. Neither the Company nor any ERISA Affiliate has any commitment, intention or understanding to create, modify or terminate any Company Plan, except to the extent contemplated by this Agreement or in connection with the transactions to be effected pursuant hereto. Except as required to maintain the tax-qualified status of any Company Plan, no condition or circumstance exists that would prevent the amendment or termination of any Company Plan, except any Company Plan that by its terms requires the agreement of another party. Except as contemplated by this Agreement, no event has occurred and no condition or circumstance has existed that could reasonably be expected to result in a material increase in the benefits under or the expense of maintaining any Company Plan that will be maintained by the Company after the Effective Time from the level of benefits or expense incurred for the most recent fiscal year ended thereof.

          4.12.6 To the Company's knowledge, each Company Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under
Section 501(a) of the Code, and to the Company's knowledge, no event has occurred and no condition exists which could reasonably be expected to result in a revocation or loss of such qualified status.

          4.12.7 No Company Plan provides welfare benefits, including without limitation death or medical benefits, with respect to current or former employees or consultants of the Company or any Subsidiary of the Company beyond their retirement or other termination of service (other than coverage mandated by applicable law), and neither the Company nor any Subsidiary has any obligation to provide any such benefits to any retired or former employees, or active employees following such employees' retirement or termination of service or consultants.

          4.12.8 There are no material pending, or to the Company's knowledge, threatened or anticipated claims, actions, suits or disputes by or on behalf of any Company Plan, by any employee or beneficiary covered under any such Company Plan with respect to such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part V of ERISA is pending, threatened or expected to be asserted against the Company, any Subsidiary or any fiduciary of any Company Plan in any case with respect to any Company Plan. No Company Plan or, to the Company's knowledge, any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

          4.12.9 Section 4.12 of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of, and separately identifies, each of the following agreements, arrangements and commitments to which the Company or any of its Subsidiaries is a party or by which any of them may be bound (true and complete copies of which have been made available to Parent): (i) each employment, consulting, severance, termination, agency or commission agreement not terminable without liability to the Company or any of its Subsidiaries upon 60 days' or less prior notice to the employee, consultant or agent and involving compensation or remuneration of more than $100,000 per annum; (ii) each agreement with any executive officer or other key employee of the Company or any Subsidiary of the Company the benefits of which are contingent, or the terms of which are materially altered, upon the consummation of the transactions contemplated by this Agreement; (iii) each agreement with respect to any officer or other key employee of the Company or any Subsidiary of the Company providing any term of employment or compensation guarantee extending for a period longer than one year; and (iv) each other material agreement or Company Plan any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          4.12.10 Neither the Company nor any Subsidiary has presently incurred or been assessed any liability for any tax or excise tax arising under Sections 4977, 4980A, 4980B, 4980C, 4980D and 4980E of the Code, and to the Company's knowledge, no event has occurred and no condition or circumstance has existed that could reasonably be expected to give rise to any such liability.

          4.12.11 The Company may cease contributions to, amend or terminate, any Company Plan but only to the extent provided under the terms of such Company Plan or as otherwise permitted by law.

          4.12.12 Neither the Company nor any Subsidiary maintains any Company Plan which is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code or Section 607(a) of ERISA) that has not been administered and operated in all material respects in compliance with the applicable requirements of Part VI of Subtitle B of Title I of ERISA and Section 4980B of the Code, except to the extent that the failure to comply does not have a Material Adverse Effect on the Company and on any Subsidiary and, to the Company's knowledge, neither the Company nor any Subsidiary is subject to any liability, including, without limitation, additional contributions, fines, taxes, penalties or loss of tax deduction as a result of such administration and operation. No Company Plan which is such a group health plan is a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA. Each Company Plan that is intended to meet the requirements of Section 125 of the Code complies in all materials respects with such requirements, except to the extent that the failure to comply does not have a Material Adverse Effect on the Company or on any Subsidiary, and each program of benefits for which employee contributions are provided pursuant to elections under any Company Plan complies in all material respects with the requirements of the Code applicable thereto.

          4.12.13 Full payment has been timely made of all amounts which the Company or any Subsidiary are required under applicable law or under any Company Plan or any agreement relating to any such Company Plan to which the Company or its Subsidiaries are a party to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of each such Company Plan and prior to the date hereof. All such contributions and/or premiums have been fully deducted for income tax purposes, and no such deduction has been challenged or disallowed by any governmental entity, and to the Company's knowledge, no event has occurred and no condition or circumstance has existed that could reasonably be expected to give rise to any such challenge or disallowance. An appropriate accrued liability has been recorded on the records and books of the Company and its Subsidiaries in accordance with generally accepted accounting principles for each of the Company Plans.

          4.12.14 The execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Company Plan, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), "parachute payment" (as such term is defined in Section 280G of the
Code), acceleration, vesting or increase in benefits to any employee or former employee or director of the Company or any of its Subsidiaries, except for the acceleration of vesting of the Options as contemplated by Section 3.4 of this Agreement and the change in control provisions of the employment agreements identified in Section 4.12 of the Company Disclosure Schedule. Except as set forth in Section 4.12 of the Company Disclosure Schedule, no Company Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

     4.13 Real Property. Section 4.13 of the Company Disclosure Schedule contains a true and complete list of all real properties owned or leased by the Company or its Subsidiaries ("Company Real Property"). There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against or affecting any Company Real Property, and, to the knowledge of the Company, none of the Company Real Property is subject to any commitment or other arrangement for its sale to a third party. Each of the leases for real property under which the Company or any Subsidiary is currently a lessor or lessee is valid, enforceable and in full force and effect, and neither the Company nor any Subsidiary has violated any provision of, or failed to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default under the provisions of, any such lease, except where the lack of validity, full force and effect or enforceability or the existence of such default would not reasonably be expected to have a Material Adverse Effect on the Company.

     4.14  Intellectual Property.

          4.14.1 Section 4.14 of the Company Disclosure Schedule sets forth a list of (i) all patents and patent applications owned by the Company and/or each of its Subsidiaries worldwide; (ii) all trademark and service mark registrations and all trademark and service mark applications, material common law trademarks, material trade dress and material slogans, and all trade names owned by the Company and/or each of its Subsidiaries worldwide; (iii) all copyright registrations and copyright applications owned by the Company and/or each of its Subsidiaries worldwide; and (iv) all licenses in which the Company and/or any of its Subsidiaries is (A) a licensor with respect to any of the patents, trademarks, service marks, trade names or copyrights listed in Section 4.14 of the Company Disclosure Schedule which are material to the Company or (B) a licensee of any other Person's patents, trade names, trademarks, service marks or copyrights material to the Company except for any licenses of software programs that are commercially available "off the shelf." The Company and/or its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and any applications for such patents, trademarks, trade names, service marks and copyrights, processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the Company or such Subsidiaries as currently conducted, or proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect on the Company (the "Company Intellectual Property Rights").

          4.14.2 The Company or any of its Subsidiaries is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property Rights or the intellectual property rights of any third party, the breach of which would be reasonably likely to have a Material Adverse Effect on the Company.

          4.14.3 All patents, registered trademarks, service marks and copyrights held by the Company or any of its Subsidiaries are valid and subsisting, except where the failure to be valid or subsisting is not reasonably likely to have a Material Adverse Effect on the Company. Except as set forth on
Section 4.14 of the Company Disclosure Schedule, the Company (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; (ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which such infringement would reasonably be expected to have a Material Adverse Effect on the Company; and (iii) to the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including without limitation, any employee or former employee of the Company or any of its Subsidiaries.

     4.15 Certain Agreements. All contracts listed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1999 under the rules and regulations of the Commission relating to the business of the Company and its Subsidiaries, and any contracts, commitments or agreements which involve payments to or from the Company or any of its Subsidiaries exceeding $1,000,000 per annum (the "Company Material Contracts") are valid, enforceable and in full force and effect except to the extent they have previously expired or been terminated in accordance with their terms, and, to the Company's knowledge, neither the Company nor its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default under the provisions of, any such Company Material Contract, except where the lack of validity, full force and effect, enforceability or defaults could not reasonably be expected to have a Material Adverse Effect on the Company. To the Company's knowledge, no counterparty to any such Company Material Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default or other breach under the provisions of, such Company Material Contract, except for defaults or breaches which would not reasonably be expected to have a Material Adverse Effect on the Company. Except for any distribution agreement to which the Company or any of its Subsidiaries is a party, Section 4.15 of the Company Disclosure Schedule sets forth an accurate and complete listing, as of the date hereof, of all contracts, leases, agreements or understandings, whether written or oral, to which the Company or any of its Subsidiaries is a party, or by which the Company, any of its Subsidiaries or any of their respective assets is bound, which contain any material restrictions or limitation on the ability of the Company or any of its Subsidiaries or Affiliates to engage in any business anywhere in the world.

     4.16 Insurance. The Company and each of its Subsidiaries have policies of insurance of the type and in the amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company. Except as disclosed in Section 4.16 of the Company Disclosure Schedule, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     4.17 No Investment Company. The Company is not an "investment company" subject to the registration requirements of, and regulation as an investment company under, the Investment Company Act of 1940, as amended.

     4.18 Fairness Opinion. The Company Board has received the opinion of SG Cowen to the effect that, as of the date hereof, the consideration to be received in the Offer and the Merger by the Company's shareholders is fair, from a financial point of view, to the shareholders of the Company (the "Fairness Opinion"). The Company has been authorized by SG Cowen, subject to prior review by such financial advisor, to include the fairness opinion (or references thereto) in the Offer Documents, the Schedule 14D-9 and the Proxy Statement. The Company has provided Parent with a true and complete copy of the executed Fairness Opinion.

     4.19 Recommendation of the Company Board. The Company Board, by vote at a meeting duly called and held, has approved the Offer, the Merger and this Agreement, and has determined that the consideration to be paid to the Company's shareholders is fair to and in the best interests of the Company's shareholders and has adopted resolutions recommending approval and adoption of this Agreement and the transactions contemplated hereby to the shareholders of the Company.

     4.20 Vote Required. The only vote of shareholders of the Company required under the OBCA, Nasdaq Stock Market requirements and the Company Charter and Company Bylaws in order to approve the Merger is the affirmative vote of a majority of the total number of votes entitled to be cast by the holders of the issued and outstanding shares of Company Common Stock voting as a single class, and no other vote or approval of or other action by the holders of any capital stock of the Company is required for such approval and adoption.

     4.21 State Takeover Statutes. The Company Board has approved the Offer, the Merger and this Agreement and the Transactions, and such approvals and additional actions taken by the Company Board are sufficient to render inapplicable to the Offer, the Merger and this Agreement and the Transactions the provisions of Sections 60.825 to 60.845 of the OBCA. The Company has, or will have prior to the Initial Expiration Date, amended the Company Bylaws to cause Sections 60.801 to 60.816 of the OBCA to be inapplicable to the acquisition of its voting shares within the meaning of Section 60.804(1) of the OBCA. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, this Agreement or any of the Transactions.

     4.22 Rights Agreement. The Company has heretofore provided Parent with a complete and correct copy of the Rights Agreement, including all amendments and exhibits thereto. The amendment to the Rights Agreement attached hereto as
Section 4.22 to the Company Disclosure Schedule has been duly authorized by the Board of Directors of the Company and has been duly executed by the Company, and, accordingly, the execution of this Agreement, the announcement or making of the Offer, the acquisition of Shares pursuant to the Offer and the Merger and the other transactions contemplated in this Agreement will not cause the Rights to become exercisable or otherwise applicable or result in either Parent or Merger Sub or any of their Affiliates being considered to be an "Acquiring Person" (as defined in the Rights Agreement) or the occurrence of a "Distribution Date" (as such term is defined in the Rights Agreement) or an event described in Sections 11(a)(ii) or 13 of the Rights Agreement. Except as provided above or approved in writing by Parent, during the term of this Agreement, the Board will not (a) amend or terminate the Rights Agreement, or
(b) redeem the Rights.

     4.23 Equipment. Except as set forth in Section 4.23 of the Company Disclosure Schedule, all (i) the material equipment of the Company and its Subsidiaries, and (ii) the equipment currently in use that, in the aggregate, is necessary to produce the products of the Company and its Subsidiaries or otherwise necessary to conduct the business of the Company and its Subsidiaries as currently conducted, is in good operating condition and repair (ordinary wear and tear excepted), taking into account its age and use, and is available for immediate use in the business of the Company and its Subsidiaries.

     4.24 Customers and Suppliers. Except as set forth in Section 4.24 of the Company Disclosure Schedule, since January 1, 2000, there has not been (i) any material adverse change in the business relationship of the Company or any of its Subsidiaries with any of their top 20 suppliers, (ii) any material adverse change in the terms of the purchase or supply agreements or related arrangements with any such supplier, or (iii) any material deterioration in the business relationship between the Company and any of its material customers. To the knowledge of the Company, the transactions contemplated by this Agreement will not adversely affect its or any of its Subsidiaries' business relationships with any of their material customers or top 20 suppliers, other than as a result of a pre-existing relationship with Parent.


                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB


     Parent and Merger Sub hereby represent and warrant to the Company as follows:

     5.1 Organization and Qualification. Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

     5.2 Authorization and Validity of Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and each of Parent and Merger Sub has all requisite corporate power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including in the case of Merger Sub, approval and adoption of this Agreement and the Merger by Parent, as the sole shareholder of Merger Sub). This Agreement is a legal, valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

     5.3 No Prior Activities of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated hereby, and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     5.4 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in any documents filed or to be filed with the Commission or any other Governmental Entity in connection with the transactions contemplated hereby, including (i) Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement and
(iv) the Proxy Statement, will, at the respective times such documents are filed, and also, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are first published, sent or given to the Company's shareholders, and also, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the Company's shareholders or at the time of the meeting of the Company's shareholders held to vote upon the approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (or necessary to correct any statement in any earlier communication), except that no representation is made by Parent or Merger Sub with respect to information supplied by the Company in writing specifically for inclusion or incorporation by reference therein. The Offer Documents will comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder.

     5.5 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub, other than Robinson-Humphrey Company.

     5.6 Financing. Parent has, and will make available to Merger Sub, sufficient funds to permit Merger Sub to acquire all the outstanding Shares in the Offer and the Merger.


                                  ARTICLE VI

                           COVENANTS AND AGREEMENTS


     6.1  Shareholders Meeting.

          6.1.1 If the Company Shareholder Approval (as hereinafter defined) is required by law, the Company will, at Parent's request, subject to the fiduciary duties of the Board of Directors of the Company under applicable law, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of approving and adopting this Agreement and the Transactions (the "Company Shareholder Approval"). Notwithstanding the foregoing, if Merger Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Shareholders Meeting in accordance with Section 60.491 of the OBCA.

          6.1.2 If the Company Shareholder Approval is required by law, the Company will, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the Commission and will use its best efforts to respond to any comments of the Commission and to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the Commission. The Company will notify Parent promptly of the receipt of any comments from the Commission and of any request by the Commission for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the Commission, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its shareholders such an amendment or supplement. The Company will not mail any Proxy Statement or file it with the Commission, or any amendment or supplement thereto, to which Parent reasonably objects after being afforded a reasonable opportunity to review the same.

          6.1.3 Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent or any Subsidiary of Parent to be voted in favor of the Company Shareholder Approval.

     6.2 Access to Information Concerning Properties and Records. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, upon reasonable notice, the Company will (and will cause each of its Subsidiaries to) afford to the officers, employees, counsel, accountants and other authorized representatives of Parent reasonable access during normal business hours to all its properties, personnel, books and records and furnish promptly to such Persons such financial and operating data and other information concerning its business, properties, personnel and affairs as such Persons will from time to time reasonably request and instruct the officers, directors, employees, counsel and financial advisors of the Company to discuss the business operations, affairs and assets of the Company and otherwise fully cooperate with the other party in its investigation of the business of the Company. Parent agrees that it will not, and will cause its officers, employees, counsel, accountants and other authorized representatives not to, use any information obtained pursuant to this Section
6.2 except in accordance with the provisions of the Confidentiality Agreement.

     6.3 Confidentiality. The provisions of the letter agreement between the Company and Parent, dated March 9, 2000 (the "Confidentiality Agreement") shall survive the execution and delivery of this Agreement and remain in full force and effect.

     6.4 Public Announcements. The Company and Parent shall use commercially reasonable efforts to develop a joint communications plan and each party hereto shall use reasonable efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan. Unless otherwise required by applicable law or regulation or by obligations pursuant to any listing agreement with or rules of any securities exchange, the National Association of Securities Dealers, Inc. or the Nasdaq Stock Market, each party shall use commercially reasonable efforts to consult with, and use commercially reasonable efforts to accommodate the comments of the other parties before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

     6.5 Conduct of the Company's Business. Except as set forth on Section 6.5 of the Company Disclosure Schedule, the Company will, and will cause each of its Subsidiaries to, except as permitted, required or specifically contemplated by this Agreement, including without limitation Section 6.6 hereof, or consented to or approved by Parent in writing, during the period commencing on the date hereof and ending at the election or appointment or Merger Sub's designees to the Board pursuant to Section 6.10 upon the purchase by Merger Sub of any shares pursuant to the Offer (the "Merger Sub's Election Date"):

          6.5.1 conduct its business only in, and not take any action except in, the ordinary course of its business and consistent with recent past practices;

          6.5.2 use reasonable efforts to preserve intact its business organization, to preserve its relationships with customers and suppliers, to keep available the services of its present officers and key employees, and to preserve the goodwill of others having business relationships with it;

          6.5.3  not (i) make any change or amendments in its charter or bylaws;
(ii) issue, grant, sell or deliver any shares of its capital stock or any of its other equity interests or securities (including, without limitation, any options or warrants to acquire capital stock or Voting Debt of the Company) (other than shares of Company Common Stock issued upon the exercise of any Company Stock Options and the granting of stock options in the ordinary course of business and consistent with recent past practice to new hires or pursuant to the 1993 Stock Option Plan for Nonemployee Directors, in each case with the exercise price no less than the fair market value of a share of Company Common Stock on the date of grant) or any "phantom stock," "phantom stock" rights, stock appreciation rights or stock-based performance units; (iii) split, combine or reclassify the outstanding shares of its capital stock or any of its other outstanding equity interests or securities or issue any capital stock or other equity interests or securities in exchange for any such shares or interests; (iv) redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock or any other securities of the Company or any Subsidiary of the Company; (v) amend, accelerate or modify any outstanding options, warrants, or rights to acquire, or securities convertible into shares of its capital stock or other equity interests or securities, or adopt or authorize any other stock or equity appreciation rights, restricted stock or equity, stock or equity purchase, stock or equity bonus or similar plan, arrangement or agreement; (vi) make any changes in its equity capital structure; (vii) declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, property or securities) with respect to its capital stock or other securities, except for dividends by a Subsidiary of the Company paid ratably to its shareholders or the partners thereof, as the case may be; (viii) sell, transfer or otherwise dispose of, or pledge any stock, equity or partnership interest owned by it in any Subsidiary of the Company; or (ix) enter into or assume any contract, agreement, obligation, commitment or arrangement with respect to any of the foregoing;

          6.5.4 not (i) modify or change in any material respect any Company Material Contract, other than in the ordinary course of business consistent with recent past practice; (ii) enter into any new employment, consulting, agency, severance, termination or commission agreement, make any amendment or modification to any existing such agreement or grant any increases in compensation, (A) in each case other than in the ordinary course of business and consistent with recent past practice and with or granted to Persons who are not officers or directors of the Company or any Subsidiary of the Company and which do not, in the aggregate, materially increase the compensation or benefit expense of the Company, and (B) other than the regular annual salary increase granted in the ordinary course of business and consistent with recent past practice to employees of the Company or its Subsidiaries who are not directors or executive officers of the Company; (iii) establish, amend or modify any employee benefit plan of any kind referred to in Section 4.12.1, except to the extent required by any applicable law, or the existing terms of any such plan or the provisions of this Agreement; (iv) secure any of its outstanding unsecured Indebtedness, provide additional security for any of its outstanding secured Indebtedness or grant, create or suffer to exist any material Lien on or with respect to any property, assets or rights of the Company; (v) pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than any payment, discharge or satisfaction in the ordinary course of business consistent with recent past practice; (vi) cancel any Indebtedness or waive any claims or rights, except in the ordinary course of business and consistent with recent past practice; (vii) make any material capital expenditures (other than in accordance with the capital expenditure budget for the year 2000 in effect on the date hereof, a copy of which has been made available to Parent); (viii) accelerate the payment of, or otherwise prepay, any existing outstanding Indebtedness except in the ordinary course of business consistent with recent past practice; (ix) other than as contemplated or otherwise permitted by this Agreement and other than the normal cash management practices of the Company conducted in the ordinary and usual course of business and consistent with recent past practice, make any advance or loan to or engage in any material transaction with any director, officer, partner or Affiliate not required by the terms of an existing contract; (x) guarantee or otherwise become responsible for any Indebtedness of any other Person; (xi) make any change in accounting methods, principles or practices, except as may have been required by the Commission or the Company's independent auditors, or (xii) enter into or assume any contract, agreement, obligation, commitment or arrangement with respect to any of the foregoing;

          6.5.5 not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to otherwise acquire any assets which are material, individually or in the aggregate, to the Company;

          6.5.6 except (i) as described on Section 6.5 of the Company Disclosure Schedule and (ii) for dispositions in the ordinary course of business consistent with prior practice, not sell, lease or encumber or otherwise voluntarily dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets which are material, individually or in the aggregate, to the Company;

          6.5.7  not incur any Indebtedness;

          6.5.8 not take any action that would cause its representations and warranties contained in Section 4.1 to be untrue in any respect or, except as otherwise contemplated by this Agreement, make any changes to the corporate structure of the Company and its Subsidiaries (including the structure of the ownership by the Company of the direct and indirect interests in its Subsidiaries and of the ownership by the Company and its Subsidiaries of their respective businesses, properties and assets);

          6.5.9  not enter into any agreement that would (after the Effective
Time) purport to bind Parent or any of its Subsidiaries (other than the Company or any of its Subsidiaries);

          6.5.10 not make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

          6.5.11 not settle or comprise any pending or threatened suit, action or claim which is material or which relates to any of the Transactions; and

          6.5.12 confer on a regular and frequent basis with Parent, report on operational matters and promptly advise Parent of any material adverse change; and promptly provide to Parent (or its counsel) copies of all filings made by the Company with any federal, state, foreign or supranational Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     Notwithstanding this Section 6.5, but subject to the provisions of Section
6.6 (to the extent applicable), the foregoing provisions of this Section 6.5 shall not prohibit or restrict in any way the Company from entering into an agreement with respect to a Superior Proposal or taking any other action in connection therewith.

     6.6  No Solicitation.

          6.6.1 Except as provided in Section 6.6.2 below, the Company, from the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, will not nor shall it authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants and other agents to directly or indirectly (i) initiate, solicit or knowingly encourage or facilitate the submission of any Alternative Proposal, (ii) enter into any agreement with respect to any Alternative Proposal, or (iii) in the event of an unsolicited Alternative Proposal engage in negotiations or discussions with, or provide any information or data to, any Person (other than Parent, any of its affiliates or representatives) relating to any Alternative Proposal or take any other action to facilitate any inquiries or the making of an Alternative Proposal; provided, however, that nothing contained in this Section 6.6 or any other provision hereof shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company's shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or otherwise making disclosure to the Company's shareholders, or (ii) otherwise discharging its fiduciary duties to shareholders.

          6.6.2 Notwithstanding the foregoing, prior to the acceptance for payment of Shares in the Offer, the Company may furnish information concerning its business, properties or assets to any Person pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement and may negotiate and participate in discussions and negotiations with such Person concerning an Alternative Proposal if such entity or group has, on an unsolicited basis, submitted an Alternative Proposal to the Company which the Company Board concludes in good faith after consultation with its outside legal counsel and financial advisor is or may result in a Superior Proposal. The Company shall promptly (but in no event later than 48 hours) following receipt of an Alternative Proposal, notify Parent of the receipt of the same, the identity of the Person or group making any such Alternative Proposal, and provide a copy of such Alternative Proposal to Parent. The Company shall promptly provide to Parent any material non-public information regarding the Company provided to any other party which was not previously provided to Parent.

          6.6.3 Except as set forth herein, neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend any Alternative Proposal or (iii) enter into any agreement with respect to any Alternative Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares in the Offer, the Company Board may withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the elapse of 72 hours following the Company's delivery to Parent of written notice advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided that the Company shall not enter into an agreement with respect to a Superior Proposal before the Company also shall have furnished Parent with written notice that it intends to enter into such agreement and shall have terminated this Agreement in accordance with its terms. Except as such rights are limited by Section 2.1.2, Merger Sub reserves the right to amend or change the terms and conditions of the Offer at any time before or after it receives notice that the Company has received a Superior Proposal. Notwithstanding anything to the contrary contained in this Section 6.6 or elsewhere in this Agreement, prior to the Effective Time the Company may, in connection with a possible Alternative Proposal, refer any third party to this
Section 6.6 and Section 8.2 and make a copy of this Section 6.6 and Section 8.2 available to a third party. The Company shall, and shall cause its Subsidiaries and the directors, employees and other agents of the Company and its Subsidiaries to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Alternative Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this
Section 6.6 by any representative or affiliate (including any officer, director or employee) of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or such Subsidiary or otherwise, shall be deemed to be a breach of this Section 6.6 by the Company.

     6.7  Reasonable Efforts.

          6.7.1 Each of the Company, Parent and Merger Sub agree to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including such actions or things as any party hereto may reasonably request in order to cause any of the conditions to any other party's obligation to consummate such transactions specified in Article VII and Annex A to be fully satisfied, and to promptly cooperate with and furnish information to each other in connection with any requirements imposed upon any of them with respect thereto. Without limiting the generality of the foregoing, the parties shall (and shall cause their respective directors, officers and Subsidiaries, and use their reasonable efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (i) the preparation and filing of any documents with the Commission contemplated hereby (including any necessary amendments or supplements); (ii) using commercially reasonable efforts to obtain all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Entity or other Person required to be obtained or made by Parent, Merger Sub, the Company or any of their Subsidiaries in connection with the Offer, the Merger or the taking of any action contemplated thereby or by this Agreement; (iii) filing all pre-merger notification and report forms required under the Hart-Scott Act and responding to any requests for additional information made by any Governmental Entity pursuant to the Hart-Scott Act; (iv) using commercially reasonable efforts to lift any Injunction of any type referred to in Section 7.1.3; (v) providing all such information about such party, its Subsidiaries and its officers, directors, partners and Affiliates and making all applications and filings as may be necessary or reasonably requested in connection with any of the foregoing; and (vi) in general, using commercially reasonable efforts to consummate and make effective the transactions contemplated thereby; provided, however, that in making any such filing and in order to obtain any consent, approval, waiver, license, permit, authorization, registration, qualification, or other permission or action or the lifting of any Injunction referred to in this sentence, (A) no party shall be required to pay any consideration, to divest itself of any of, or otherwise rearrange the composition of, any of its assets or to agree to any of the foregoing or any other condition or requirement that is materially adverse or burdensome; and (B) Parent shall not be required to take any action pursuant to the foregoing if the taking of such action is reasonably likely to result in the imposition of a condition or restriction of the type referred to in paragraphs (a), (b) or (c) of Annex A. Prior to making any application to or filing with any Governmental Entity or other Person in connection with this Agreement, each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement then in office shall use their reasonable best efforts to take all such action. The parties hereto agree to file all pre-merger notification and report forms required under the Hart-Scott Act, and to respond to any requests for additional information made by any Governmental Entity pursuant to the Hart-Scott Act, as soon as reasonably practicable, but not later than the expiration of the time period prescribed by the Hart-Scott Act.

          6.7.2 In its capacity as the sole shareholder of Merger Sub, Parent will cause Merger Sub to approve and adopt this Agreement and the Transactions and to take all corporate action necessary on its part to consummate the Transactions and its obligations under this Agreement. Except as contemplated by this Agreement or in connection with transactions contemplated thereby, Merger Sub will not conduct any other business, and will have no other assets or liabilities.

          6.7.3 The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     6.8 Certain Litigation. Each of the Company and Parent agrees to vigorously defend against all actions, suits or proceedings in which such party is named as a defendant which seek to enjoin, restrain or prohibit the transactions contemplated hereby or seek damages with respect to such transactions. The Company will not settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against the Company therein without the consent of Parent (which consent will not be withheld or delayed unreasonably). Each of Parent and the Company further agrees to use its reasonable efforts to cause each of its Affiliates, directors and officers to vigorously defend any action, suit or proceeding in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 6.8 to the same extent as if such Person were a party hereto.

     6.9  Indemnification of Directors and Officers.

          6.9.1 The articles of incorporation and bylaws of the Surviving Entity shall contain provisions with respect to indemnification substantially to the same effect as those set forth in the Company Charter and the Company Bylaws on the date hereof, which provisions shall not be amended, modified or otherwise repealed for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by law.

          6.9.2 Parent shall cause the Surviving Entity to the fullest extent permitted under applicable law or under the Surviving Entity's articles of incorporation or bylaws, to indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorney's fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company Charter or Company Bylaws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Entity, (ii) after the Effective Time, the Surviving Entity shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) the Surviving Entity will cooperate in the defense of any such matter; provided, however, that the Surviving Entity shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided, however, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm.

          6.9.3 In addition, Parent will provide, or cause the Surviving Entity to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that, after the second anniversary of the Effective Time, Parent and the Surviving Entity shall not be required to pay an annual premium for such insurance in excess of 150% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much coverage as possible for such amount.

          6.9.4 This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Entity and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Entity and shall be enforceable by the Indemnified Parties.

     6.10  Directors.

          6.10.1 Promptly upon the purchase by Merger Sub of Shares pursuant to the Offer, and from time to time thereafter, Merger Sub shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Merger Sub representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Merger Sub or any Affiliate of Merger Sub at such time bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Merger Sub's designees to be elected as directors of the Company, including increasing the size of the Board. The Company has secured, or will secure prior to the Initial Expiration Date, conditional resignations of incumbent directors in furtherance thereof. At such times, the Company shall use its best efforts to cause Persons designated by Merger Sub to constitute the same percentage as Persons designated by Merger Sub shall constitute of the Board of (i) each committee of the Board (some of whom may be required to be independent as required by applicable law), (ii) each board of directors of each domestic Subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law.

          6.10.2 The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.10 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Merger Sub shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

      6.11 Stock Options. Prior to the Effective Time, the parties to this Agreement shall take all such actions as shall be necessary to effectuate the provisions of Section 3.4.

     6.12  Employee Matters.

          6.12.1 Parent agrees that, and shall take all necessary action to ensure that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company will continue to be provided with (whether by Parent, the Surviving Entity or otherwise) employee benefit plans (other than stock option or other plans involving the potential issuance of securities or other equity-based instruments of the Company) which in the aggregate are not materially less favorable than those currently provided by the Company to such employees; provided, however, that subject to compliance with this Section 6.12, Parent reserves the right to review all employee benefits after the Effective Time and to make such changes as it deems appropriate and provided further that nothing herein shall confer upon any employee the right to be retained in the service of the Company, the Surviving Entity or any of their respective Subsidiaries nor shall it interfere with the right of any of these entities to discharge or otherwise take actions against such employee. Parent intends to cause the Surviving Entity to provide or enter into new incentive and performance based compensation plans or arrangements with management employees of the Company, the purpose of which will be to provide such management employees with incentive and performance based compensation.

          6.12.2 For purposes of determining eligibility to participate, waiting periods, vesting and accrual or entitlement to benefits where length of service is relevant under any employee benefit plan or arrangement of Parent, the Surviving Entity or any of their respective Subsidiaries, employees of the Company and its Subsidiaries as of the Effective Time shall receive service credit for service with the Company and its Subsidiaries, provided, however, that service with the Company or any of its Subsidiaries for any employee of the Company or any of its Subsidiaries shall not be credited for benefit accrual or entitlement to benefits under any employee benefit plan or arrangement of Parent, the Surviving Entity or any of their respective Subsidiaries if such service was credited for benefit accrual or entitlement to benefits under any Company Plan.

          6.12.3 From and after the Effective Time, Parent shall and shall cause the Surviving Entity and its Subsidiaries to (i) cause any pre-existing condition or limitation and any eligibility waiting periods under any group health plans of Parent or any of its Subsidiaries to be waived with respect to employees of the Company and its Subsidiaries and their eligible dependents, and
(ii) give each employee of the Company and its Subsidiaries credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or such later date on which participation commences) during the applicable plan year, in both instances subject to the consent (where required) of any insurance company or other third party.

          6.12.4 Parent shall cause the Surviving Entity to assume and honor in accordance with their terms all written employment, severance and termination plans and agreements (including change in control provisions) of employees of the Company and its Subsidiaries as in effect on the Closing Date, subject to all rights to amend or terminate as set forth therein.

                                  ARTICLE VII

                           CONDITIONS TO THE MERGER


     7.1 Conditions to the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions and only the following conditions:

          7.1.1 Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the shareholders of the Company to the extent required by Oregon Law and the Company Charter;

          7.1.2 HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott Act shall have expired or been terminated;

          7.1.3 No Order. No permanent or preliminary Injunction or restraining order by any court or other Government Entity of competent jurisdiction, or other legal restraint or prohibition, shall be in effect preventing consummation of the transactions contemplated hereby as provided herein; and

          7.1.4 Offer. Merger Sub or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that neither Parent nor Merger Sub shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Merger Sub fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.


                                 ARTICLE VIII

                                  TERMINATION


     8.1 Termination and Abandonment. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the shareholders of the
Company:

          8.1.1 By mutual written consent duly authorized by the Boards of Directors of Parent and the Company prior to Merger Sub's Election Date (as defined in Section 6.5);

          8.1.2 By either the Company or Parent if any court of competent jurisdiction in the United States or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

          8.1.3 By either the Company or Parent if the Merger shall not have been consummated by the date which is six (6) months from the date of this Agreement; provided, that such date shall be extended to the date which is nine
(9) months from the date of this Agreement in the event all conditions to effect the Merger other than those set forth in Sections 7.1.2 and 7.1.3 (the "Extension Conditions") have been or are capable of being satisfied at the time of such extension and the Extension Conditions have been or are reasonably capable of being satisfied on or prior to the date which is nine (9) months from the date of this Agreement, (such date, as it may be so extended, shall be referred to herein as the "Outside Date"); provided further that the right to terminate this Agreement under this Section 8.1.3 shall not be available to any party whose failure to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date and shall not be available to Parent if it has purchased Shares pursuant to the Offer;

          8.1.4 By either the Company or Parent if the Offer is terminated, withdrawn or expires pursuant to its terms without any Shares being purchased thereunder; provided that Parent may terminate this Agreement pursuant to this
Section 8.1.4 only if Parent's or Merger Sub's termination or withdrawal of the Offer is not in violation of the terms of this Agreement or the Offer;

          8.1.5 By either the Company or Parent if any approval by the shareholders of the Company required for the consummation of the Merger or the other transactions contemplated hereby shall not have been obtained at the Company Shareholder Meeting or any adjournment thereof by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof;

          8.1.6 By Parent, prior to the acceptance for payment by Merger Sub of Shares pursuant to the Offer, if (i) the Company Board shall have withdrawn or materially or adversely modified its recommendation of the Offer or the adoption of this Agreement (it being understood, however, that for all purposes of this Agreement, and without limitation, the fact that the Company has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not in itself be deemed a withdrawal or modification of the Company Board's recommendation of the Offer or the adoption of this Agreement);
(ii) the Company Board shall have recommended to the shareholders of the Company that they approve an Alternative Proposal other than transactions contemplated by this Agreement and at least 72 hours have elapsed since the recommendation;
(iii) a tender offer or exchange offer that, if successful, would result in any Person or "group" becoming a "beneficial owner" (such terms having the meaning in this Agreement as is ascribed under Regulation 13D under the Exchange Act) of 50% or more of the outstanding shares of Company Common Stock is commenced (other that by Parent or an affiliate of Parent) and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer; or (iv) any Person or "group" has become the "beneficial owner" (such terms having the meaning ascribed under Regulation 13D under the Exchange Act) of more than 50% of the outstanding shares of Company Common Stock;

          8.1.7 By the Company, prior to the acceptance for payment by Merger Sub of Shares pursuant to the Offer, if the Company Board determines to take any action described in the second sentence of Section 6.6.3;

          8.1.8 By Parent, prior to the acceptance for payment by Merger Sub of Shares pursuant to the Offer, upon a material breach of any material covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company set forth in this Agreement shall not have been true and correct at the date of this Agreement, and as a result thereof there shall have been, or it is reasonably likely that there will be, a Material Adverse Effect on the Company (a "Terminating Company Breach"); provided, however, that if such Terminating Company Breach is capable of being cured by the Company within five business days after the giving of written notice of such breach by Parent to the Company through the exercise of its best efforts, so long as the Company continues to exercise such best efforts, Parent may not terminate this Agreement under this Section 8.1.8 until after such fifth business day; provided, further, that Parent may not terminate this Agreement under this Section 8.1.8 at any time that there exists a Terminating Parent Breach;

          8.1.9 By the Company, upon a material breach of any material covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub set forth in this Agreement shall not have been true and correct at the date of this Agreement, and as a result thereof there shall have been, or it is reasonably likely that there will be, a Material Adverse Effect on Parent or Merger Sub ("Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is capable of being cured by Parent within five business days after the giving of written notice of such breach by the Company to Parent through the exercise of best efforts, so long as Parent continues to exercise such best efforts, the Company may not terminate this Agreement under this Section 8.1.9 until after such fifth business day; provided, further, that the Company may not terminate this Agreement under this Section 8.1.9 at any time that there exists a Terminating Company Breach; or

          8.1.10 By the Company, if Merger Sub shall have failed to commence the Offer within the ten business day period specified in Section 2.1.1 or Merger Sub fails to pay for validly tendered shares of Company Common Stock in violation of the terms of the Offer or this Agreement.

     The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1.1) shall give notice of such termination to the other party.

     8.2  Effects of Termination; Expenses.

          8.2.1 In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except (i) with respect to Section 6.3, this Section 8.2 and Article IX and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its covenants or other agreements set forth in this Agreement.

          8.2.2  In the event that this Agreement is terminated pursuant to
Section 8.1.6 or 8.1.7, then the Company shall pay Parent a cash fee of $5 million, which amount shall be payable by wire transfer of immediately available funds no later than two business days after such termination.

          8.2.3 Whether or not the transactions contemplated hereby are consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) the Expenses incurred in connection with the printing, filing and mailing to shareholders of the Offer Documents, the Schedule 14D-9, the Information Statement and the Proxy Statement and the solicitation of shareholder approvals shall be shared equally by the Company and Parent, and (b) as provided in Sections 8.2.4 and 8.2.5. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and all other matters related to the transactions contemplated hereby.

          8.2.4  In the event that this Agreement is terminated pursuant to
Section 8.1.8, then the Company shall pay Parent an amount equal to Parent's reasonable, actual and documented Expenses not in excess of $600,000, which amount shall be payable by wire transfer of immediately available funds no later than five business days after the Company's receipt of documentation of such Expenses.

          8.2.5  In the event that this Agreement is terminated pursuant to
Section 8.1.9, then the Parent shall pay the Company an amount equal to the Company's reasonable, actual and documented Expenses not in excess of $600,000, which amount shall be payable by wire transfer of immediately available funds no later than five business days after Parent's receipt of documentation of such Expenses.


                                   ARTICLE IX

                                 MISCELLANEOUS


     9.1 Survival of Representations, Warranties, Covenants and Agreements. None of the respective representations, warranties, covenants and agreements of Parent, Merger Sub, and the Company contained herein or in any certificate or other instrument delivered pursuant hereto, including any rights arising out of any breach of such representation, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective time and this Article 9; provided that the representations of the Company in Article IV and Parent and Merger Sub in
Article V shall expire upon acceptance for payment of, and payment for, the Shares by Merger Sub pursuant to the Offer.

      9.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (by courier service or otherwise) or mailed, certified or registered mail with postage prepaid, or sent by confirmed telecopier, as follows:

     If to Parent or Merger Sub:

     Welch Allyn, Inc.
     4341 State Street Road
     Skaneateles Falls, NY 13153
     Attn: General Counsel
     Phone: 315-685-2500
     Fax: 315-685-1769

     with a copy to:

     Bond, Schoeneck & King, LLP
     One Lincoln Center
     Syracuse, NY 13202-1355
     Attn: Ronald C. Berger, Esq.
     Phone: 315-422-0121
     Fax: 315-422-3598

     If to the Company:

     Robert F. Adrion
     President and Chief Executive Officer
     Protocol Systems, Inc.
     8500 SW Creekside Place
     Beaverton, OR 97008
     Phone: 503-526-8500
     Fax: 503-526-4299

     with a copy to:

     Gregory E. Struxness, Esq.
     Ater Wynne LLP
     222 SW Columbia, Suite 1800
     Portland, OR 97201
     Phone: 503-226-1191
     Fax: 503-226-0079

or to such other Person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery if delivered on a business day, on the business day following delivery if not delivered on a business day, or on the third business day after the mailing thereof, except that any notice of a change of address shall be effective only upon actual receipt thereof.

     9.3 Entire Agreement. This Agreement (including the Schedules, Annexes, Exhibits and other documents referred to herein) constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement.

     9.4 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except for the provisions of Section
6.9 (which may be enforced by the Indemnified Parties), nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.5 Amendment. This Agreement may be amended by action of all the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of this Agreement and the Merger by the shareholders of the Company, but, after any such approval by the shareholders of the Company, no amendment shall be made which by law requires further approval by such shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

      9.6 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by each such party's Board of Directors, may, to the extent legally allowed, (i) extend the time specified herein for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance by the other party with any of the agreements or covenants of such other party contained herein or (iv) waive any condition to such waiving party's obligation to consummate the transactions contemplated hereby or to any of such waiving party's other obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party. Any such extension or waiver by any party shall be binding on such party but not on the other party entitled to the benefits of the provision of this Agreement affected unless such other party also has agreed to such extension or waiver. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies. Whenever this Agreement requires or permits consent or approval by any party, such consent or approval shall be effective if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 9.6.

     9.7 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

     9.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

     9.9 Applicable Law; Jurisdiction. This Agreement and the legal relations between the parties hereunder shall be governed by and construed in accordance with the laws of the State of Oregon, without regard to the conflict of laws rules thereof.

     9.10 Waiver of Jury Trial. Each party of this Agreement waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

     9.11 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent governmental authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach thereof or of any other provision of this Agreement or part hereof as a result of such holding or order.

     9.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provisions of this Agreement, or the application thereof to any Person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.13 Disclosure Schedule. The parties acknowledge that the Company Disclosure Schedule to this Agreement (i) relates to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) is qualified in its entirety by reference to specific provisions of this Agreement and (iii) is not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company or any of its Subsidiaries or will have or is likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, or Parent and its Subsidiaries taken as a whole.

     9.14 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

     WELCH ALLYN ACQUISITION CORPORATION


     By: /s/ M. Jack Rudnick
        -----------------------------------------
     Name:  M. Jack Rudnick
     Title: Vice President


     WELCH ALLYN, INC.


     By: /s/ Peter H. Soderberg
        -----------------------------------------
     Name:  Peter H. Soderberg
     Title: President and Chief Executive Officer


     PROTOCOL SYSTEMS, INC.


     By: /s/ Robert F. Adrion
        -----------------------------------------
     Name:  Robert F. Adrion
     Title: President and Chief Executive Officer

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

                                    ANNEX A
                            CONDITIONS TO THE OFFER


     Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and (subject to any such rules or regulations and except as provided in the Agreement) may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the Hart-Scott Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

     (a) there shall have been instituted or be pending any action or proceeding brought by any Governmental Entity (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Merger Sub or any other Affiliate of Parent pursuant to the Offer, or the consummation of the Merger, or seeking to obtain material damages in connection with the Merger; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their Subsidiaries of all or any material portion of the business or assets of the Company, or to compel the Company, to dispose of or hold separate all or any material portion of the business or assets of the Company, as a result of the Transactions; (iii) seeking to impose or confirm limitations on the ability of Parent, Merger Sub or any other Affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Merger Sub pursuant to the Offer, or otherwise on all matters properly presented to the Company's shareholders or (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company and its Subsidiaries;

     (b) there shall have been issued any Injunction resulting from any action or proceeding brought by any Person other than any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph
          (a) above;

     (c) there shall have been any statute, rule, regulation, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Merger, by any Governmental Entity, the routine application of the waiting period provisions of the Hart-Scott Act to the Offer or the Merger, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

     (d) the Board shall have withdrawn or modified in a manner adverse to Parent or Merger Sub the approval or recommendation of the Offer, the Merger or this Agreement or approved or recommended any Alternative Proposal or any other takeover proposal or any other acquisition of Shares other than the Offer and the Merger;

     (e) any of the representations and warranties of the Company set forth in this Agreement shall cease to be true and correct at any time on or after the date of this Agreement and before the acceptance for payment of Shares as if made at such time (other than representations and warranties made as of a specified date which shall be true and correct as of such specified date) if such failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company; provided, however, that such representation or warranty is incapable of being cured or has not been cured within five (5) days after the giving of written notice thereof to the Company;

     (f) this Agreement shall have been terminated in accordance with its terms; and

     (g) Merger Sub and the Company shall have agreed that Merger Sub shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder.

     The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to any such condition or may be waived by Merger Sub or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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